As filed with the Securities and Exchange Commission on November 3, 2010

Registration No. 333-168920

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-1/A Amendment No. 3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Titan Holding Group, Inc.
(Name of registrant as specified in its charter)

Florida	1311	27-3079741
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

531 Airport North Office Park Fort Wayne, Indiana 46825 260-490-9990
(Address and telephone number of registrant’s principal executive offices)
Brian Kistler 531 Airport North Office Park Fort Wayne, Indiana 46825 260-490-9990
(Name, address and telephone number of agent for service)

Copy to: Clifford J. Hunt, Esquire Law Office of Clifford J. Hunt, P.A. 8200 Seminole Boulevard Seminole, Florida 33772

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);

Large accelerated filer [  ]

Accelerated filer [  ]

Non-accelerated filer [  ]

Smaller reporting company [X]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.01	4,000,000	$0.01	$40,000	$5.58

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.  The 4,000,000 shares of common stock identified in the table above relate to the Resale Offering by forty (40) selling shareholders.  This does not include 6,000,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 10,000,000 shares of our common stock issued and outstanding as of November 3, 2010.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED November 3, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

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The information in this prospectus is not complete and may be changed.  The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated November 3, 2010

TITAN HOLDING GROUP, INC.

The Securities Being Offered For Resale Are Shares of Common Stock of Titan Holding Group, Inc.

Shares offered by Security Holders in Resale Offering

4,000,000

This prospectus relates to 4,000,000 shares of Titan Holding Group Common Stock which are being offered in the Resale Offering, by the security holders named in this prospectus under the caption “Selling Security Holders.”  The 4,000,000 shares of common stock are being offered by forty (40) selling shareholders.  This does not include 6,000,000 shares beneficially owned by our current officers, directors and affiliated persons.  There are a total of 10,000,000 shares of our common stock issued and outstanding as of July 31, 2010.

It is our intention to seek quotation on the OTC Bulletin Board subsequent to the date of this prospectus.  The lack of a public market for our common stock may place purchasers of shares being offered at risk of having an illiquid security.  There can be no assurance that any market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  The selling shareholders may sell shares of our common stock at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Selling shareholders are underwriters as defined under the Securities Act of 1933.

The offering shall terminate no later than 180 days from the effective date of this registration statement. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk.  You should read the “RISK FACTORS” section beginning on page 8 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Nor have they made, or will they make, any determination as to whether anyone should buy these securities.  Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

Item 3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

This summary highlights certain information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information regarding Titan Holding Group, Inc. (“Us,” “We,” “Our,” “THG,” the “Company,” or “the Corporation”) and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company

Our Business

Titan Holding Group specializes in marketing KC 9000® which specifically demonstrates the ability to effectively reduce the viscosity of crude oil classified as heavy oil, (i.e. API gravity of less than 22) and reduces the amounts of water and solids from the crude oil prior to transportation to a refinery. We are a development stage company with minimal revenues and limited operations and our auditor has expressed substantial doubt about our ability to continue as a going concern. We have no intention to engage in a reverse merger or acquisition with any unidentified company or companies or other entity.

We have a very specific business plan that is focused around the marketing and sale, both domestically and internationally, of a proprietary technology known as KC 9000®, a crude oil treatment product.  KC 9000® is owned by Freedom Energy Holdings, Inc. (“Freedom Energy”) (FDMF), f/k/a Freedom Financial Holdings, Inc. (CIK 0001386044), a Maryland corporation that is currently non-reporting and quoted on the Pink Sheets. Freedom Energy Holdings, Inc. is focused on the exploitation of KC 9000® which is its only product. Freedom Energy describes KC 9000® as "The World's Answer to Heavy Oil" KC-9000® is a Micro-Emulsion developed to assist in the recovery and extraction of Heavy based hydrocarbons that are saturated with high metals and paraffin content. Extensive field and lab tests have proven KC 9000® to be effective at permanently reducing the viscosity of Heavy Oil at ambient temperatures.

Tests performed by Freedom Energy have shown that the KC 9000® Micro Emulsion acts in a two phase process. The unique chemical properties of the KC 9000® emulsifiers allow KC 9000® to fully integrate with the target subject material. Once allowed to remain dormant without any agitation, a de-emulsifying phase automatically takes place allowing the contaminants to drop to the bottom and the good oil to flow to the top of the containment tank. KC 9000® is a stable emulsion that is not effected by external forces, which renders it safe for the end user.

There are several variations of the base KC 9000® formula that permits KC 9000® to be applicable with the most viscous crude oils being produced today. KC 9000® has shown to permanently change oil viscosity therefore increasing the API gravity by removing most solids and heavy metals typically found in Heavy Oil and tank bottoms. KC 9000® is a new Heavy Oil technology for use in oil storage tank cleaning processes. By injecting KC 9000® directly into the tank port holes, the tank bottoms, with agitation, emulsifies into an easily extractable slurry, thus eliminating the much of the extensive labor time and costs. In most tank cleaning practices, physical entry into the storage tanks (cutting large holes in the sides) with small bulldozer type units creates a very time consuming and labor intensive process and liability.

Our director/shareholder, Brian Kistler, is CEO and a director of Freedom Energy and one of its many shareholders. Mr. Kistler, while marketing licensing agreements for KC 9000® for Freedom Energy Holdings, also markets KC 9000® for us to the end user. Titan Holding Group is currently the primary sales representative for Freedom Energy Holdings, Inc. and has produced the only KC 9000® sales for Freedom Energy Holdings, Inc.

To date, we have only chosen to market KC 9000®, a proprietary product owned and manufactured by Freedom Energy Holdings, Inc. Our company is an authorized seller of KC 9000® by agreement (the “Sales Representative Agreement”) and we intend to continue marketing the product with the intention of generating revenue for the company.  A copy of the Sales Representative Agreement is attached as an exhibit to this prospectus.  KC 9000® is a proprietary blend of ingredients that has been shown to be very effective in the areas in which we are focusing, including reduction of viscosity of Heavy oil and the reduction of water and solids from the crude oil prior to transport. The material terms of this Sales Representative Agreement are as follows:

1. Direct Sale from FFH, Inc to third party Customer.

Ten percent (10%) of gross sales revenues from KC 9000™ received by the Company from each specific customer per transaction for the life of the account. Until such gross revenues reach $50,000 per month Representative will receive 100% of the profit over and above the manufacturing costs plus shipping. Payable on receipt of payment from customer

2. Joint Ventures:

In the case of joint ventures between Company and another third party intermediary formed to exploit KC 9000 in representatives territories 10% of the total Joint Venture sales of KC 9000 or its intellectual property, payable on receipt of payment from customer

3. Licensing:

For the sale of rights to manufacture KC 9000 under license for customer’s own use or resale and similar licensing arrangements in representatives territories, 10% of lump sum and 10% of continuing royalties for the life of the licensing agreement.

4. Payment: Commissions become payable on receipt of payment to Company from customer.

Thus far we have marketed primarily to independent producers, refiners of petroleum products and other market participants located in the Midwest of the United States of America (the “U.S.”).THG has been doing business since inception October 9, 2009.  Originally formed to do any and all legal business, the intent of the corporation was to specialize in commercial marketing and sales activities of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants. The market we serve, which begins at the point of oil production and extends to the point of distribution to the customer, is commonly referred to as the “midstream” market.  The President has been involved in the company since inception and is the founder.  We focus on geographic areas, products and price points where we believe there are significant demand for new crude oil treatment products and the potential for attractive returns to our company and investors. We currently are selling products primarily in Kansas. We do not consider our company to be a “blank check company” as such term is defined in Securities and Exchange Commission Rule 419, however we are a development stage company with minimal revenues and limited operations and our auditor has expressed substantial doubt about our ability to continue as a going concern. We have no intention to engage in a reverse merger or acquisition with any unidentified company or companies or other entity.  However, our business plan does contemplate attempted growth through the acquisition of chemical companies that would complement our business plan. THG anticipates growth through the consolidation of small and mid-sized chemical distributors. Our management has designed an aggressive but straightforward strategy to transition THG to a full service chemical distributor with minimal risk to the existing operation.

We believe that our conduct to date evinces significant, bona fide business operations and a scenario that is wholly inapposite to any attempt to create the mere appearance of a specific business plan and effort to avoid the application of Rule 419.

We are focusing on markets that have generally been characterized as a result of strong crude oil production by independent oil production companies. Much of the oil production generated by these independent oil producers involves older oil fields that historically has been owned by the major oil companies and have produced a great deal of crude oil, but production has been abandoned or sold by the major oil companies in the United States as daily production of barrels of oil dropped. Kansas has been one of the states that have experienced a steady growth in oil production from such oil fields and is the present focus of our marketing efforts.  The U.S. Department of Energy divides the continental U.S. into five geographic regions called Petroleum Administration for Defense Districts, or PADDs. PADD II is the Midwest region of the U.S. PADD II is the second largest PADD in terms of refinery production. As a result of the flow of petroleum products across and throughout the Midwest region, we believe PADD II is an important crude oil production, logistics, and refining center.

Our general business strategy is to market such petroleum treatment products to markets primarily in the Midwest, ensuring that our customers have consistent access to petroleum treatment products. Our strategically located sale efforts are well positioned to benefit from the continuing need for petroleum treatment products from areas of supply to areas of demand.  We recognize that current market conditions are extremely challenging.  Accordingly, we have adapted our business plan and strategy with the goal of protecting liquidity, enhancing our balance sheet and positioning our Company for future growth when market conditions improve.  In connection with this strategy, we have adopted a conservative approach and our principal business strategy is to utilize our sales expertise to:

•

sell petroleum treatment products throughout the Midwest;

•

provide consistently reliable high-quality products;

•

aggressively manage operating costs to maintain and improve operating margins;

•

expand business by improving, enhancing and expanding sales, gaining new customers;

•

pursue complementary “bolt on” growth opportunities having acceptable risks and returns; and

•

generate consistent revenue, operating margins, earnings and cash flows.

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In furtherance of this business plan, our company has incurred expenses associated with shipping KC 9000® to Kuwait for demonstration to the Kuwaiti royal family and Kuwait Oil Company (KOC) as well as Kuwait National Petroleum Company (KNPC), the oil companies controlled by the Kuwaiti royal family.  Our CEO has traveled to Kuwait and provided a demonstration of KC 9000® to the Kuwaiti royal family and the aforementioned oil companies.  Additional international demonstrations of the KC 9000® product have been conducted by our CEO for Saudi Aramco in Saudi Arabia, and for private business entities in Dubai, United Arab Emirates, Budapest, Hungary and Vancouver, Canada.  Our CEO has also conducted domestic demonstrations of the KC 9000® product in Texas, Kansas, California, Oklahoma, Colorado, Kentucky and Indiana.  Pursuant to an invitation from British Petroleum officials, Our CEO conducted a demonstration of the KC 9000® product in New Orleans, Louisiana in response to the April 2010 Gulf of Mexico oil spill disaster. As a result of the demonstrations, we, along with Freedom Energy Holdings, Inc., submitted proposals to Plaquemines Parrish, Louisiana officials to assist with the cleanup of the marsh grasses affected by the oil spill. We are awaiting further notification if our assistance will be requested. To date, there have not been any sales consummated from any of the aforementioned demonstrations.

Additionally, our company has conducted testing at Blackstone Labs, in Fort Wayne, Indiana for the purpose of measuring the effectiveness of a variety of crude oil treatment products on crude oil. The purpose of the tests was to determine how well the various products performed at different temperatures and dosages in lowering viscosity of heavy crude oil from the United States, Canada, Mexico, Kuwait and Venezuela.  This activity was specifically intended to facilitate further development of KC 9000® and to generate additional revenues from sales. Our company is an authorized seller of KC 9000® and we intend to continue marketing the product with the intention of generating revenue for the company.  Notwithstanding our authorization to sell KC 9000®, we are able to offer crude oil treatment products made available by other non- related companies. To date, we have only chosen to market KC 9000®, and currently do not have any other selling agreements with any other company.

The following sections present an overview of our business segment, including information regarding the principal business and competitive strengths. Our results of operations and financial condition are subject to a variety of risks. For information regarding our key risk factors, see “Risk Factors.”

We conduct crude oil treatment marketing in Kansas to third party oil producers. Our business consists of one operation from the corporate headquarters. Our revenue is generated from sales of KC 9000®.

Our Statement of Organization:

We were incorporated in Florida on October 9, 2009, as Freedom Formulations, LLC. On July 20, 2010 the State of Florida accepted our Certificate of Conversion to convert the company from a Limited Liability Company to a Florida Profit Corporation. Our principal executive offices are located at 531 Airport North Office Park, Fort Wayne, Indiana 46825.  Our phone number is (260) 490-9990.

The Sales Representative Agreement entered into with Freedom Energy Holdings, Inc f/k/a Freedom Financial Holdings, Inc in October 2009 was not assigned, but continued to be in effect as written by operation of law even though our corporate structure and name was changed in July 2010 from Freedom Formulations, LLC (a Florida limited liability company) to Titan Holding Group, Inc., a Florida corporation.

The Offering

Number of Shares Being Offered:

The selling security holders may sell up to 4,000,000 shares of common stock at $.01 per share. Affiliated persons are not offering any shares.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Non-affiliated selling security holders will sell at the fixed price.  Selling shareholders are underwriters as defined under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:

10,000,000 shares of our common stock are issued and outstanding.  We have no other securities issued.

Selected Financial Data - Annual:

	Six Months ending June 30,		October 9, 2009 (inception) December 31,
		2010	2009	change
Current assets	$	---	$1,439	$(1,439)

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Total Assets	---	1,439		$(1,439)

Total current liabilities	16,901	---		$16,901
Total stockholders' equity (deficit)	1	1	$	---

Working Capital	---	1,439		$(1,439)
Net Cash (Used) Provided by Operating Activities	---	---	$	---

Years Ended December 31,
	Six Months ending June 30, 2010	October 9, 2009 (inception) December 31, 2009		change
Statement of Operations
Revenues	$1,095	$9,276		$(8,181)
Operating expenses:	19,435	7,838		$11,597
Net income (loss)	$(18,340)	$1,438		$(19,778)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below.  You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.  Any of the following risks could adversely affect our business, financial conditions and results of operations.

Risks Related To the Company

(1) Our Auditor Has Expressed Substantial Doubt About Our Ability To Continue As A Going Concern.

These financial statements included with this registration statement have been prepared on a going concern basis.  We have a working capital deficiency of $16,901, and has accumulated deficit of $16,901 since inception as of June 30, 2010.  We may not be able to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay liabilities arising from normal business operations when they come due.  The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that we will be able to continue as a going concern.  The Company to date has funded its initial operations through loans from director in the amount of $16,901.  Management plans to continue to provide for its capital needs by the issuance of common stock and related party advances.  Our financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

(2)  Our access to credit markets may be limited, which may adversely impact our liquidity.

We may require additional capital from outside sources from time to time. Our ability to arrange financing, and the cost of such capital, is dependent on numerous factors, including:

•	general economic, business and financial conditions;
•	credit availability from banks and other financial institutions;

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•	investor confidence in us;

•	our levels of indebtedness;

•	competitive, legislative and regulatory matters;

•	cash flows; and
•	provisions of tax and securities laws that may impact raising capital

In addition, volatility in the capital markets may adversely affect our ability to access any available borrowing capacity under our revolving credit facility.

 (3) Our operating results and financial condition may be adversely affected by unfavorable general economic conditions.

Unfavorable economic conditions worldwide contribute to slowdowns. If global economic conditions or economic conditions in the U.S. remain uncertain or persist, spread or deteriorate further, we may experience material adverse impacts on our results of operations, cash flows and financial condition.

(4) Our profitability depends on the demand for the products we sell in the markets we serve.

Any sustained reduction in demand for petroleum products in markets served by our midstream assets could result in a significant reduction in the volume of products that we sell, thereby adversely affecting our results of operations, cash flows and financial condition. Factors that could lead to a reduction in demand include:

•	an increase in the price of products;

•	higher taxes, including federal excise taxes, crude oil severance taxes or sales taxes or other governmental or regulatory actions that increase, directly or indirectly;

•	adverse economic conditions which result in lower spending by consumers and businesses on products we sell;

•	higher fuel taxes or other governmental or regulatory actions that increase the cost of the products we handle;

•	effects of weather, natural phenomena, terrorism, war, or other similar acts;
•	an increase in fuel economy, whether as a result of a shift by consumers to more fuel efficient vehicles, technological advances by manufacturers or federal or state regulations;

•

decisions by our customers or suppliers to use alternate service providers for a portion or all of their needs, operate in different markets not served by us, reduce operations or cease operations entirely; and

•	an increase in the use of alternative fuel sources such as ethanol, biodiesel, fuel cells, solar and wind power

(5) Because of the natural decline in production from existing wells in our areas of operation, our success depends on our ability to obtain new sources of business, which is dependent on factors beyond our control. Any decrease in the volumes of these products that we are focused on could adversely affect our business and operating results.

The volumes that support our business are dependent on the level of production from wells connected to our geographical focus, the production from which may be less than we expect as a result of a natural decline of producing wells over time and the shut-in of wells for economic or other reasons. As a result, our cash flows associated with these operations will also decline over time. In order to maintain or increase demand levels on our sales efforts, we must obtain new sources of product sales. The primary factors affecting our ability to obtain increased sales include the level of successful drilling activity near our geographical focus.

We have no control over the level of oil production in our areas of operation, the amount of oil producing wells in our area or the rate at which production from a well decline. In addition, we have no control over producers or their drilling or production decisions, which are affected by, among other things, the availability and cost of capital, prevailing and projected energy prices, demand for petroleum products, levels of reserves, geological considerations, environmental or other governmental regulations, the availability of drilling permits, the availability of drilling rigs, and other drilling, production and development costs.

Fluctuations in energy prices can also greatly affect the development of new petroleum product reserves and, to a lesser extent, production from existing wells. In general terms, energy prices fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Declines in energy prices could have a negative impact on exploration, development and production activity and, if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in our areas of operation would lead to reduced utilization of our gathering and

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treating assets. Because of these factors, even if new reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain levels of demand for our products, it could have a material adverse effect on our business, results of operations and financial condition.

(6) Our establishment of new areas may not result in the anticipated revenue increases and is subject to unanticipated regulatory, environmental, political, legal and economic risks which could adversely affect our business.

One of the ways we intend to grow our business is through the establishment of new sales areas. The additions or modifications to our existing business and of new areas involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. If we undertake such projects, they may not be completed on schedule or at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project. For instance, if we expand into a new geographical area, the expansion may occur over an extended period of time and we will not receive any material increases in revenue until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. To the extent we rely on estimates of future production in our decision to expand, such estimates may prove to be inaccurate because of numerous uncertainties inherent in estimating quantities of future production. As a result, new areas may not be able to attract enough demand to achieve our expected investment return which could adversely affect our results of operations, cash flows and financial condition.

(7) We may be unable to generate sufficient or positive cash flows from the purchase, transportation, storage, distribution and sale of products to adequately support our financial or operational results.

Our marketing results depend upon our ability to generate sufficient or positive cash flows from the purchase, sale and cost to carry of products. Our cash flows are affected by many factors beyond our control, including:

•	availability of parties willing to enter into purchase and sale transactions with us;
•	increases in operational or capital costs;

•	the availability of petroleum products to us;

•	upward or downward movement and volatility in the price of petroleum products due to any reason, as well as basis differentials;

•	availability of funds from our operations and credit facilities to support marketing and trading activities;

•	availability of counterparties willing to offer credit to us;

•	reductions in demand for, and supply of, petroleum products for any reason;

•	timing differences between effecting buy, sell and other risk management transactions; and

•	technical and structural changes in petroleum product markets

(8) We operate in a highly competitive business environment, and competitive pressures could adversely affect our business.

We compete with similar enterprises in our areas of operation. Some of our competitors are large petroleum companies that have greater financial resources and access to supplies of petroleum products than we do. Our competitors may expand or construct sales systems and associated infrastructure that would create additional competition for the services we provide to our customers. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. Uncertainty and possible adverse publicity may make us more susceptible to the loss of customers to our competitors. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

(9) Because our financial statements reflect results from inception, financial information in our current and future financial statements will not be comparable to prior periods.

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(10) We have minimal revenues and limited operating history.

We are a development stage company with minimal revenues and limited operations and our auditor has expressed substantial doubt about our ability to continue as a going concern. Our record of minimal revenues and a limited operating history pose specific risks that may adversely affect our business or an investment in our common stock.  There can be no assurances that we will generate sufficient revenue from future operations to implement our business plan or otherwise allow management to continue to devote any time to our business operations.

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(11) Adverse developments in our existing areas of operation could adversely impact our results of operations, cash flows and financial condition.

Our operations are focused on treating petroleum products utilizing our sales efforts which are principally located in the Midwest supply region of the U.S. As a result, our results of operations, cash flows and financial condition depend upon the demand for our products in these regions. Due to our current lack of broad diversification in industry type and geographic location, adverse developments in our current segment of the midstream industry, or our existing areas of operation, could have a significantly greater impact on our results of operations, cash flows and financial condition than if our operations were more diversified.

(12) As a public company, we will be subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy will raise our costs and may divert resources and management attention from operating our business.

We have historically operated as a private company. Following the effectiveness of this registration statement, we will need to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC regulations. Thus, we will need to ensure that we have the ability to prepare, on a timely basis, financial statements that comply with SEC reporting requirements. We will also become subject to other reporting and corporate governance requirements, including the listing standards of the national securities exchange upon which we list our Class A Common Stock, and the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the regulations promulgated thereunder, which will impose significant new compliance obligations upon us. As a public company, we will be required, among other things, to:

•	prepare and distribute reports and other stockholder communications in compliance with our obligations under the federal securities laws and the applicable national securities exchange listing rules;
•	define and expand the roles and the duties of our Board of Directors and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions;

•

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related rules and regulations of the SEC; and

•	involve and retain outside legal counsel and accountants in connection with the activities listed above

The adequacy of our internal control over financial reporting must be assessed by management for each year commencing with the year ending December 31, 2010. Our internal control over financial reporting may not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act. We will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. Ultimately, our efforts may not be adequate to comply with the requirements of Section 404. If we are unable to implement and maintain adequate internal control over financial reporting or otherwise to comply with Section 404, we may be unable to report financial information on a timely basis, may suffer adverse regulatory consequences, may have violations of the applicable national securities exchange listing rules and may breach covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight that will increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing and maintaining controls and procedures that comply with these requirements. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

(13) We are exposed to the creditworthiness and performance of our customers, suppliers and transactional counterparties, and any material nonpayment or nonperformance by one or more of these parties could adversely affect our financial and operational results.

There can be no assurance we have adequately assessed the creditworthiness of each of our existing or future customers, suppliers or transactional counterparties or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our financial condition and results of operations. Nor is there certainty that our counterparties will perform or adhere to existing or future contractual arrangements.

We manage our exposure to credit risk through credit analysis and credit monitoring procedures and policies, including credit support requirements for customers and counterparties to which we extend no or limited unsecured credit, such as letters of credit,

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prepayments, and guarantees. However, these procedures and policies cannot fully eliminate counterparty credit risks, and to the extent our procedures and policies prove to be inadequate, our financial and operational results may be negatively impacted.

(14) We Are Dependent On The Services Of A Certain Key Employee And The Loss Of His Services Could Harm Our Business.

Our success largely depends on the continuing services of our Chairman and Chief Executive Officer, Brian Kistler.  Our continued success also depends on our ability to attract and retain qualified personnel.  We believe that Mr. Kistler possesses valuable industry knowledge, experience and leadership abilities that would be difficult in the short term to replicate.  The loss of him as a key employee could harm our operations, business plans and cash flows. Mr. Kistler has agreed to dedicate approximately 10 hours per week to the development of our business. This limited amount of time that Mr. Kistler is able to devote to the development of our business on a weekly basis may inhibit our ability to generate sufficient revenue to maintain our business as a going concern.

Risks Related To This Offering

(15)  There Is No Public Market for Our Shares, and We Do Not Know If One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment.  Prior to this offering, there has been no established trading market for our securities, and we do not know that a regular trading market for the securities will develop.    Due to the limited services we offer, we anticipate that demand for our shares will not be very high.  If a trading market does develop for the securities offered hereby, we do not know if it will be sustained.  We plan to apply to have our stock quoted on the over-the-counter (“OTC”) Electronic Bulletin Board.  Such application will be filed with the Financial Industry Regulatory Authority (“FINRA”).  We must obtain the services of a FINRA approved broker-dealer/market maker to file an application for our company and we do not know if such market maker will be to obtain a listing or if an established market for our common stock will be developed.

(16)  Because it May Be Difficult to Effect a Change in Control of Titan Holding Group, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better.

Brian Kistler, President and Director, currently holds approximately 6,000,000 shares of our outstanding voting stock, of which no shares are being registered in this offering.  In addition, there are approximately 1,300,000 shares owned by relatives of Mr. Kistler.  If Mr. Kistler and his relatives choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Kistler and his family could retain their status as controlling security holders.  Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company and entrenching current management even though stockholders may believe other management may be better.  Mr. Kistler has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(17)  The Possible Sale of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 4,000,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission.  The security holders may sell some or all of their shares immediately after they are registered.  In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders.  Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.  The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock.  The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock.  These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(18)  Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of the sale of KC 9000®.  We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace.  This lack of business diversification could cause

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you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

 (19) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth Less Than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares.  We established the offering price based on our recent sale of stock at par value, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the shares.  The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(20)  Investors May Never Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors.  We do not know the amount of cash that we will generate, if any, once we have more productive operations.  Cash distributions are not assured, and we may never be in a position to make distributions.

(21)  The Penny Stock Rules Could Restrict the Ability of Broker-Dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less then $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.  Trading in our common stock will be subject to the “penny stock” rules.  Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment.  Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies.  As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

Other Provincial Regulatory Agencies

(22)If Our customers are found in violation of the Environmental, Health and Safety Regulation it could negatively impact our sales if our customer’s oil production is interrupted

General

Our customers operations are subject to varying degrees of stringent and complex laws and regulations by multiple levels of government relating to the production, transportation, storage, processing, release and disposal of petroleum based products and other materials or otherwise relating to protection of the environment. Our company is not currently directly subject to such regulations.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions to identify these forward-looking statements.  Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.  Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Titan Holding Group, Inc. described in “Risk Factors” and elsewhere in this prospectus.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand for our products;

(b)

governmental restrictions or excessive taxes on our products;

(c)

economic resources to support the development of our projects;

(d)

expansion plans, access to potential clients, and advances in technology; and

(e)

lack of working capital that could hinder acquisitions for development of our projects.

Item 4. Use of Proceeds.

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Item 5. Determination of Offering Price.

The price of the shares we are offering was arbitrarily determined by us.  The offering price bears no relationship whatsoever to our assets or earnings.  Among factors considered were:

(a)

Our recent sales of securities under Section 4(2) of the Securities Act of 1933, as amended, at par value,

(b)

Our relative cash requirements, and

(c)

Our management expertise.

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Item 6. Dilution

4,000,000 shares of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Item 7. Selling Security Holders.

This prospectus will be used for the offering of shares of our common stock owned by selling security holders.  The selling security holders may offer for sale up to 4,000,000 of the 4,000,000 shares of our common stock originally issued to them by subscription agreement at $0.0001 per share.  The shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933 and the exempt transaction provisions of applicable state law.  All shareholders are sophisticated investors who were personally known by our president, Brian Kistler. Selling security holders must sell their shares at $0.01.  We will not receive any proceeds from such sales.  The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act.  All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the Company.  All expenses of this offering are being paid for by us on behalf of selling security holders.  The following table sets forth information on our selling security shareholders.  Explanatory footnotes relating to the footnote references appearing in the headings of this table are set forth below.

Table 1.0 Selling Security Holders (1)

Name of security holder	Shares beneficially owned as of the date of prospectus(2) (1) prospectus (1) (3)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus(3)	Percent owned after offering is complete	Position, office or other material relationship to the company within last three years
Brian Kistler	6,000,000	60%	-0-	60%	President, Director,
Jeremy Kistler	100,000	1.00%	100,000	0.0%	Son of President
Sarah Kistler	100,000	1.00%	100,000	0.0%	Daughter in law of President
Joseph Kistler	100,000	1.00%	100,000	0.0%	Son of President
Kelli Kistler	100,000	1.00%	100,000	0.0%	Daughter in law of President
Lorraine Mettler	100,000	1.00%	100,000	0.0%	Sister in law of President
David Cupp	100,000	1.00%	100,000	0.0%	Nephew of President
Teresa Cupp	100,000	1.00%	100,000	0.0%	Niece of President
Duane Kistler	100,000	1.00%	100,000	0.0%	Brother of President
Debra Kistler	100,000	1.00%	100,000	0.0%	Sister in law of President
Stan K. Kistler	100,000	1.00%	100,000	0.0%	Brother of President
Karen S. Kistler	100,000	1.00%	100,000	0.0%	Sister in law of President
Robert W. Carteaux Sr.	100,000	1.00%	100,000	0.0%	Friend of President
Donna Carteaux	100,000	1.00%	100,000	0.0%	Friend of President
Robin W. Hunt	100,000	1.00%	100,000	0.0%	Friend of President
Kim Hunt	100,000	1.00%	100,000	0.0%	Friend of President
Brett Holtom	100,000	1.00%	100,000	0.0%	Friend of President
Deborah M. Martin	100,000	1.00%	100,000	0.0%	Friend of President

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Bruce W. Miller	100,000	1.00%	100,000	0.0%	Friend of President
Michael J. Roselle	100,000	1.00%	100,000	0.0%	Friend of President
Mark B. Newbauer	100,000	1.00%	100,000	0.0%	Friend of President
Gregory K. Fields	100,000	1.00%	100,000	0.0%	Friend of President
Francis E. Carteaux	100,000	1.00%	100,000	0.0%	Friend of President
Korinda Walls	100,000	1.00%	100,000	0.0%	Friend of President
Jeffrey Walls	100,000	1.00%	100,000	0.0%	Friend of President
Lynette E. Johnson	100,000	1.00%	100,000	0.0%	Friend of President
N. Ellis Johnson	100,000	1.00%	100,000	0.0%	Friend of President
Floyd A. Lancia	100,000	1.00%	100,000	0.0%	Friend of President
Paul A. Truesdale	100,000	1.00%	100,000	0.0%	Friend of President
Marguerite Truesdale	100,000	1.00%	100,000	0.0%	Friend of President
James Lancia	100,000	1.00%	100,000	0.0%	Friend of President
Matthew J. Lancia	100,000	1.00%	100,000	0.0%	Friend of President
Ralph Katz	100,000	1.00%	100,000	0.0%	Friend of President
Elizabeth M. Waldorf	100,000	1.00%	100,000	0.0%	Friend of President
Mary P. Ellis	100,000	1.00%	100,000	0.0%	Friend of President
Richard B. Ellis	100,000	1.00%	100,000	0.0%	Friend of President
Paul H. Shroeder	100,000	1.00%	100,000	0.0%	Friend of President
Robert J. Assaley	100,000	1.00%	100,000	0.0%	Friend of President
Robert W. Carteaux Jr.	100,000	1.00%	100,000	0.0%	Friend of President
Brad Augsburger.	100,000	1.00%	100,000	0.0%	Brother in law of President
Wanda Augsburger	100,000	1.00%	100,000	0.0%	Sister of President

(1)

The number of shares represented by this column also includes shares owned by any spouse of a selling shareholder.

(2)

This column represents the actual number of shares owned by the shareholder without consideration of any shares owned by any selling shareholder’s spouse or minor child.

(3)

The percentage held in the event all of the 4,000,000 shares in the Resale Offering are sold.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at the fixed price of $0.01 per share unless and until a market develops for our shares, such as quotation on the Over-the-Counter Bulletin Board or listed on a national securities exchange.  The selling shareholders may effect these transactions by selling their future shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.  Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares.  The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.  In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

Item 8. Plan of Distribution

Resale Offering

Our common stock is not traded on any market or securities exchange.  The selling shareholders may sell shares of our common stock at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or

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privately negotiated prices. The fixed price of $0.01 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.00001. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

The selling security holders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share, or their pledges, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $.01 per share for the duration of this offering  In a post-effective amendment to this registration we will disclose pledges, donees and other transferees of the selling security holders, if any, as selling security holders.  The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)

On such public markets as the common stock may from time to time be trading;

(b)

In privately negotiated transactions;;

(c)

Through the writing of options on the common stock;;

(d)

 In short sales; or

(e)

In any combination of these methods of distribution.

In the even any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes.  Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares.  The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders.    Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act when eligible, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them.  The pledges, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders.  The number of selling security holders’ shares offered under this prospectus will decrease as and when they take such action.  The plan of distribution for the selling security holders’ shares will otherwise remain unchanged.  In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.  The selling security holders and any broker-dealers participating in the distributions of the shares shall be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any profit on the sale of shares by the selling security holders and any commission or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.  Also, the selling security holders are subject to application provisions that limit the timing of purchasers and sale of our common stock by the selling security holders.

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We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities and Exchange Commission, they are required to comply with Regulation M.  In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.  We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum.  Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Item 9. Description of Securities to be Registered

General

We are authorized to issue up to 50,000,000,000 shares of common stock, $.0000001 par value per share, of which 10,000,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore.  There are presently no plans to pay dividends with respect to the shares of our common stock.  Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock.  The common stock is not subject to any liability for further assessments.  There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call.  The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors.  The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Clifford J. Hunt, Esquire, whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We have the authority to issue 250,000,000 shares of par value $0.0000001preferred stock (the “Preferred Stock). We currently have not issued preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock since October 9, 2009, inception.  We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future.  Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement we will have 4,000,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock.  The sale or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

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Item 10. Interest of Named Experts and Counsel

On July 22, 2010, the Company retained Peter Messineo, CPA as its independent certified public accountant.  Mr. Messineo has provided audited financials for Titan Holding Group, Inc. for December 31, 2009. The date of the report for these audited financials is August 10, 2010. Mr. Messineo, whose report is contained herein, was paid in cash for services rendered.  Therefore, he has no direct or indirect interest in us.  Mr. Messineo’s report was given based on his authority as an expert in accounting and auditing.

Clifford J. Hunt, Esquire is counsel for our Company who has given an opinion on the validity of the securities being registered, which opinion appears elsewhere in this registration statement.  Mr. Hunt has no direct or indirect interest in us.

Item 11. Information with Respect to the Registrant

Description of Business

We were originally incorporated on October 9, 2009 under the laws of the State of Florida as Freedom Formulations, LLC.  On July 20, 2010 Amended and Restated Articles of Incorporation were filed with the Florida Secretary of State converting the form of the company to a C corporation with par value of $.0000001 and the total authorized capital stock to 50,000,000,000 common shares.  Since inception, we have engaged in marketing KC 9000®.  We have office space at 531 Airport North Office Park, Fort Wayne, Indiana 46825.  THG currently only requires minimal office space.  In light of present economic circumstances, we have no plans for the need for expansion of corporate office space. We do not consider our company to be a “blank check company” as such term is defined in Securities and Exchange Commission Rule 419 and we do not have any intention to engage in a reverse merger with any entity in an unrelated industry.

Our business is focused on the sale petroleum treatment products throughout the Midwest United States and principally the state of Kansas. We provide marketing of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants. The market we serve, which begins at the point of oil production and extends to the point of distribution to the customer, is commonly referred to as the “midstream” market. We market petroleum treatment products to markets primarily in the Midwest, ensuring that our customers have consistent access to petroleum treatment products. Our strategically located sale efforts are well positioned to benefit from the continuing need for petroleum treatment products from areas of supply to areas of demand.  As we have engaged in limited business operations, we do not have any dependence on one or a few major customers.  Although the market for petroleum treatment products is highly competitive, we are not aware of any person or entity that has a product that performs like the principal product that we market, KC 9000®.

Titan Holding Group specializes in marketing KC 9000® that specifically show the ability to effectively reduce the viscosity of crude oil classified as heavy oil, (i.e. API gravity of less than 22) and reduces the amounts of water and solids from the crude oil prior to transportation to a refinery. To date, we have only chosen to market KC 9000®, a proprietary product owned and manufactured by Freedom Energy Holdings, Inc.  Our company is an authorized seller of KC 9000® by agreement and we intend to continue marketing the product with the intention of generating revenue for the company.  KC 9000® is a proprietary blend of ingredients that has been shown to be very effective in the areas in which we are focusing, including reduction of viscosity of Heavy oil and the reduction of water and solids from the crude oil prior to transport.

There presently is no specific statute or regulation that governs our handling or application of KC 9000®.  As the chemicals utilized to create KC 9000® are nonhazardous and readily available from numerous suppliers, we do not anticipate the existence of any regulatory impediments in the immediate future that would negatively impact our ability to market the KC 9000® product.

Our current daily operations are handled by our CEO, who handles any incoming calls which are referred by Freedom Energy Holdings, Inc. Our company since inception has reached out to a number of oil producers that have used the KC 9000® supplied by Freedom Energy.  Follow up calls are made to these oil producers soliciting further orders of the KC 9000® which is currently the only product that we offer.  Continued research is conducted by way of the internet seeking for potential leads that would facilitate further sales efforts. In addition, our CEO also continues to search for other products to compliment the company’s product line. Currently this is a full description of the daily operations for the Company.

Our History

We were founded in October 2009 and are based in Fort Wayne, Indiana. During the period from October 2009 through June 2010, our revenue base grew through a series of projects. During this time period, we made sales of $10,371and spent approximately $27,273.

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Historically, we conducted initial marketing and sales activities to take advantage of opportunities related to time, location and quality of various crude oil treatment projects. We also provided marketing of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants

We currently conduct our marketing operations primarily in Kansas.

We have no long-term commitments in the form of leases or loans.

We do not have any off-balance-sheet arrangements.

How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to continue to expand our operations. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering.  We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.

In the event we raise additional capital, we will be able to implement our expansion in accordance with our business plan.  We anticipate that we will use the funds raised to fund marketing activities and working capital.  Our failure to market and promote our products will harm our business and future financial performance.  If we are unable to expand our operations within the next twelve months, we will likely see a decrease in the ability of increasing our revenues.  We cannot guarantee that additional funding will be available on favorable terms, if at all.  If adequate funds are not available, then we may not be able to expand our operations.  If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses.  However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds.  We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes.  If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever.  None of our officers or directors is obligated to pay for our expenses.  Moreover, none of our officers has specifically agreed to pay our expenses should we need such assistance.

The implementation of our business strategy is estimated to take approximately 12-18 months.  Once we are able to secure funding, implementation will begin immediately.  We anticipate 30 days to be in a stage of full operational activity to gain additional clients. The major parts of the strategy to be immediately implemented will be the sales and marketing and office equipment and human resource procurement.

Our limited revenues have affected the Company directly.    Without a strong or known market demand, it was considered a risk to expand in any new geographical areas, since there was realistic probability that costs and overages would not be recovered upon completion and sales generated.

Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the research to locate prime sales areas. However, Research and Development costs for the three months and six months ended June 30, 2010 was $-0- and $900, respectively. This result is from laboratory testing services paid to Blackstone Labs, located in Fort Wayne, Indiana measuring the effectiveness of a variety of crude oil treatment products on crude oil. The purpose of the tests was to determine how well the various products performed at different temperatures and dosages in lowering viscosity of heavy crude oil from the United States, Canada, Mexico, Kuwait and Venezuela.

Marketing Plan

Our marketing initiatives will include:

(a)

utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b)

links to industry focused websites;

(c)

affiliated marketing and direct mail

(d)

presence at industry trade shows; and

(e)

promoting our services and attracting businesses through our proposed website

(f)

continue to nurture the relationships we have with our core customers that we have done business with

(g)

seek additional customers coming into the marketplace and create relationships with them

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Industry Overview

We sell petroleum treatment products throughout the U.S. We provide marketing of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants. The market we serve, which begins at the point of oil production and extends to the point of distribution to the customer, is commonly referred to as the “midstream” market.

The U.S. Department of Energy divides the continental U.S. into five geographic regions called Petroleum Administration for Defense Districts, or PADDs. PADD II is the Midwest region of the U.S. PADD II is the second largest PADD in terms of refinery production. As a result of the flow of petroleum products across and throughout the Midwest region, we believe PADD II is an important crude oil production, logistics, and refining center.

According to the Energy Information Administration (the “EIA”) data, in 2008, approximately 21%, or 3.7 million barrels per day (“Bpd”), of total U.S. daily refining capacity was in PADD II. Also, according to EIA, PADD II produces approximately 11% or 0.5 million Bpd of total U.S. daily crude oil production and imports approximately 11%, or 1.3 million Bpd of total U.S. daily imports.

PADD II refiners source crude oil from the Gulf Coast, Rocky Mountain, Canada’s Western Canadian Sedimentary Basin, which includes Alberta and parts of Saskatchewan to the East and British Columbia to the West, and major commodity hubs in the U.S. The production of petroleum products by PADD II refiners and processors historically has been less than the demand for petroleum products within that region with the shortfall being supplied via common carrier pipelines primarily from the Gulf Coast, Canada and, to a lesser extent, the Rocky Mountain and East Coast regions. Additional petroleum product supply is available via barge transport up the Mississippi River with significant deliveries into local markets along the Ohio River.

Increased Importance of Independents and Specialization

In the 1990s, the major oil companies began focusing primarily on large-scale oil projects. Until recently, this resulted in the major oil companies focusing more on foreign and deep-water exploration and production activities. As a result, they sold many of their North American integrated oil assets, including producing properties, proprietary transportation systems, storage and distribution networks and refineries to independent operators. Whereas the major oil companies typically owned and operated proprietary networks that handled every aspect of the production, refining, storage, transportation and marketing of petroleum products, independent operators have generally focused on a single activity. As a result, the North American market is increasingly characterized by independent oil producers and refiners that are generally without their own gathering, transportation, storage and distribution infrastructure. We focus on providing these services, using our asset base and distribution, processing and marketing expertise to provide independent operators with a stable source of supply and market access for their petroleum products.

Crude Oil Industry Overview

Refined petroleum products, such as jet fuel, gasoline and distillate fuel oil, are all sources of energy derived from crude oil. According to 2008 data compiled by the EIA, petroleum currently accounts for about 37% of the nation’s total annual energy consumption of 99.3 quadrillion British thermal units (“Btu”). Growth in petroleum consumption is expected to keep pace with growth in overall energy consumption over the next 20 to 25 years. The EIA expects U.S. annual petroleum consumption to grow 2.6% from 38.35 quadrillion Btu in 2008 to 39.36 quadrillion Btu in 2020, with an additional 4.2% increase in 2030 to 41.08 quadrillion Btu. Our U.S. crude oil business operates primarily in Kansas, where there are extensive crude oil production operations and our sales extend from gathering systems in and around producing fields.

Global Petroleum Products Storage Industry

Storage for crude oil is critical to the global economy. Fluctuations in demand for crude oil combined with changing flows of petroleum product production and refining capacity means storage is necessary to balance demand. Additionally, supply and demand disruptions due to weather, industry upsets, political tensions and terrorism have forced all industry participants to understand the significance that access to and availability of storage will have over the future years.

The independent storage industry is experiencing particularly strong demand for its services from major oil companies, oil traders and strategic storage agencies (government entities that store fuel to protect against significant fluctuations in supply or demand as mandated by the European Union and the International Energy Agency). The construction of new tank storage facilities has historically been restricted, resulting in a supply shortage. Historically, in the main trading and supply locations, such as the ARA Region (Antwerp, Rotterdam, Amsterdam), capacity has been quickly filled by demand growth.

The global product imbalance between oil producing regions and oil consuming regions continues to grow. Such varied regional demand growth for oil products is driving altered trade patterns and increased business opportunities for independent storage operators, especially those geographically situated to service numerous markets.

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Strategy for Growth

Our strategy for growth involves increasing our sales force and support staff and expanding our presence to other geographic markets across the United States. We focus on geographic areas, products and price points where we believe there are significant demand for new crude oil treatment products and the potential for attractive returns to our company and investors. We currently are selling products primarily in Kansas.

•

Increase Sales. Our growth strategy is to increase our Sales volume by expanding our presence in our current geographic markets and by entering new geographic markets. We are executing this strategy through internal growth and pursuing selective acquisitions;

•

Internal Growth. We intend to continue to recruit highly-qualified sales professionals and support staff. Our compensation plan will include stock options and stock bonuses for production enhancing our ability to recruit and retain key employees.

•	Selective Acquisitions. We intend to roll up small to mid size chemical distributors through the issuance of stock for acquisitions. Economies of scale will be achieved through our acquisition plans.

In executing our business strategy, we focus on the following elements:

•

Leveraging Technology to Maximize Efficiency. We utilize the internet to give our clients easy access to our company. We will continue to utilize technology to reduce operating costs, improve communication with clients, and centralize data among our branch operations.

•

Promoting Sales & Recruitment Culture. To maintain a culture of continuous growth and recruitment, we have implemented a program whereby employees are encouraged to recruit earning them additional equity ownership.

Planned Expansion of the Company

THG anticipates growth through the consolidation of small and mid-sized chemical distributors. Our management has designed an aggressive but straightforward strategy to transition THG to a full service chemical distributor with minimal risk to the existing operation. We currently do not employ any full or part time sales representatives.  Our only employee is our CEO, Brian Kistler.  It has been through his efforts that all sales have been made. Unlike our competition, which typically will have on road sales people to personally distribute chemical products to the end user, our product has been dropped shipped via truck transportation to the end user.  Following is a brief overview of the tactics to be implemented:

Consolidate the Small and Mid-Sized Chemical Distributor Marketplace

The consolidation strategy is to combine small and medium sized chemical distributors firms into one (1) stronger and highly efficient operating entity that can better compete in the industry under one recognizable brand name. The prime objective is to improve the economic performance of the combined companies through the provision of quality products, reduction of operating costs and the expansion of a national brand and the underlying technology. By consolidating back office, non-revenue generating functions, acquired ventures can take advantage of economies of scale, better utilization of technology, greater automation and standardization to achieve higher productivity with fewer resources.  Such consolidations will be consummated with the exchange of company stock with the principals of the target companies.

The key benefits of this strategy to participating sales professionals are as follows:

•	New revenue sources, a career exit strategy, a platform for business growth, national brand equity and mentoring and training by experienced sales professionals

•

The tool to significantly improve cost efficiencies and sales volume, thereby increasing the sales professional’s flexibility to provide a more competitive package to the customer, and in turn, the ability to increase their own margins; and

•	A diversified product offering again improving the sales professional’s ability to generate revenue for themselves and the company.

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Geographic expansion will come through acquisition of, or strategic alliance with, existing chemical distributors and/or recruitment of proven revenue generators within a targeted market. THG will maintain the ultimate control over all locations to mitigate risk and ensure the highest level of customer satisfaction. The prime targets of such consolidation/ rollups will be

•

Independently owned chemical distributors that service the oil industry

•

Small to Medium sized companies with revenues between $250,000 and $3,000,000

•

Distributorships with a strong but diversified client base

Recruit and Hire Experienced Staff

THG intends to continue this growth strategy by recruiting additional veteran sales professionals. By recruiting veteran sales professionals (without non-compete agreements) from other companies with a strong client base the opportunity to increase our sales is greatly enhanced with limited expense.  To date there has not been any progress made towards this goal.

Expand To New Geographic Markets

While our management will continue to grow its customer base in its existing markets, the Company also intends to expand its market presence, eventually to include all 50 states. Such expansion will be consummated with the exchange of company stock with the principals of the target companies. The prime targets of such expansion will be:

•

Independently owned chemical distributors that service the oil industry

•

Small to Medium sized companies with revenues between $250,000 and $3,000,000

•

Distributorships with a strong but diversified client base

Initially THG will penetrate neighboring markets in Kansas and Oklahoma, where proximity will facilitate its efforts and minimize the need for additional infrastructure. However THG is currently evaluating entry into Illinois and Texas. These areas have been selected based on projected growth in the oil market.

Description of Property

We do not own any real property.  Our business is presently operated at 531 Airport North Office Park, Fort Wayne, Indiana 46825 Our Company rents office space in Indiana under an operating lease agreement which is to expire in January 31, 2011.

Rent expense for the year ended December 31, 2009 and for the six months ended June 30, 2010 was $-0- and $5,400, respectively.

Legal Proceedings

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Our common stock is not quoted or traded on any quotation medium at this time.  We intend to apply to have our common stock included for quotation on the Over-The-Counter Bulletin Board (“OTC Bulletin Board”).  There can be no assurance that an active trading market for our stock will develop.  If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations in building construction, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in commercial real estate markets, changes in the market valuations of commercial real estate, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control.  In addition, the stock market in general, and the market for commercial real estate development in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.  These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public

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concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 6,000,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have not agreed to register for resale and which are held by our President, Brian Kistler, who is considered our affiliate.  A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an  ”affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an “Affiliate” is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.  In general, pursuant to Rule 144, a shareholder who has satisfied a six month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a one-year holding period.

Cash dividends have not been paid during the last three (3) years.  In the near future, we intend to retain any earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of cash dividends by us are subject to the discretion of our board of directors.  Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors.  We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-one (41) stockholders of record of our common stock as of November 3, 2010.

Impact of the “Penny Stock” Rules On Buying Or Selling Our Common Stock

The SEC has adopted penny stock regulations which apply to securities traded over-the-counter.  These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years.  Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes.  In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000).  These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser’s written consent to the transaction.  If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock.  Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the “penny stock” rules.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”).  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

We are not required by Florida law to provide annual reports.  At the request of a shareholder, we will send a copy of an annual report to include audited financial statements.  Once our registration statement becomes effective we will file annual, quarterly, and current reports as required by the Securities Exchange Act of 1934, as amended.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report.  The management’s discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business Overview

Titan Holding Group, Inc., a Florida corporation, (the "Company").  The Company provides marketing of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants located in the Midwest of the United States of America (the “U.S.”). Historically, we conducted initial marketing and sales activities to take advantage of opportunities related to time, location and quality of various crude oil treatment projects. We have conducted our operations primarily in Kansas with a focus on global marketing opportunities.

Titan Holding Group, Inc. (The Company) was organized as of October 9, 2009.  Due to the limited time period of the financial statements there are no year to year or interim period comparisons.

Results of Operations for October 9, 2009, inception, through the Year Ended December 31, 2009

Revenues

Revenues for 2009 in the amount of $9,276 are derived from sales of KC 9000® to independent producers in South East Kansas and South West Missouri.

Operating Expenses

The Company expenses for October 9, 2009, inception, through year ended December 31, 2009, were $7,838, which consist of the following:

Cost of revenues.  Cost of revenues was $5,652 for October 9, 2009, inception, through year ended December 31, 2009.  Cost of revenues is related to the chemicals and shipping expenses incurred to purchase the KC 9000®.

Gross Profit.   Gross profit was 39% for October 9, 2009, inception, through year ended December 31, 2009.

Selling, general and administrative expenses. Selling, general and administrative expenses were $685 for October 9, 2009, inception, through the year ended December 31, 2009.  This result is from postage and delivery expenses associated with the organizational cost.

Professional Fees. Professional fees were $1,501 for October 9, 2009, inception, through the year ended December 31, 2009.  This results from organizational cost.

Financial Condition

Total assets. Total assets at December 31, 2009 were $1,439.  Total assets consist of accounts receivable from related party for net sales of product.

Results of Operations for the Three Months and Six Months Ended June 30, 2010.

Revenues

Revenues for the three months and six months ended June 30, 2010 in the amount of $550 and $1,095, respectively, are derived from sales of a crude oil treatment product to independent producers in South East Kansas and South West Missouri.

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Operating Expenses

The Company expenses for the three months and six months ended June 30, 2010, was $6,340 and $19,435, respectively, which consist of the following:

Cost of revenues.  Cost of revenues for the three months and six months ended June 30, 2010 was $-0- and $284, respectively.  Cost of revenues is related to the chemicals and shipping expenses incurred to purchase products.

Gross Profit.   Gross profit was 74% for the six months ended June 30, 2010. This increase from 39% at year ending December 31, 2009 was due to an increase of retail sales price.

Marketing sample. Marketing sample expense for the three months and six months ended June 30, 2010 were $1,207 and $10,353, respectively.  This result is from the product required for demonstration to multiple prospects.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months and six months ended June 30, 2010 were $1,533 and $2,498, respectively.  This result is from Telephone of $1,742, Utilities of $577 and postage and delivery of $180.

Rent.   Rent for the three months and six months ended June 30, 2010 was $3,600 and $5,400, respectively.

Research and Development.  Research and Development costs for the three months and six months ended June 30, 2010 was $-0- and $900, respectively. This result is from laboratory testing services paid to Blackstone Labs.

Financial Condition

Total assets. Total assets at June 30, 2010 were $-0-.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

The Company has a small net income as of October 9, 2009 (inception) through December 31, 2009 of $1,438 and has incurred a loss for the three months and six months ended June 30, 2010 of $5,790 and $18,340, respectively.  Because of the absence of positive cash flows from operations, the Company will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are presently able to meet our obligations as they come due.  At December 31, 2009 we had working capital of $1,439 and a working capital deficit, or the amount by which our current liabilities exceed our current assets, was $16,901 as of June 30, 2010. Our working capital excess and deficit respectively were due to the results of operations.

Net cash used in operating activities for October 9, 2009, inception, through December 31, 2009 was $-0- and $-0- for the six months ended June 30, 2010.  Net cash used in investing activities for October 9, 2009, inception, through year ended December 31, 2009 was $-0- and $-0- for the six months ended June 30, 2010.  Net cash provided by financing activities for October 9, 2009, inception, through the year ended December 31, 2009 was $1 and $-0- for the six months ended June 30, 2010.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our CEO has agreed to continue to fund our operations as needed over the next 12 months until cash flows are sufficient to sustain operations.  Pursuant to the agreement it is binding on our CEO and he has agreed to only the return of his capital with no interest or other consideration. In addition, our Plan of Operation for

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the next twelve months is to raise capital to continue to expand our operations. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering.  We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.  See “Note 2 – Going Concern” in our financial statements for additional information as to the possibility that we may not be able to continue as a “going concern.”

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On June 22, 2010, the Company retained Peter Messineo, CPA as its independent certified public accountant.  Mr. Messineo has provided audited financials for Titan Holding Group, Inc. for December 31, 2009. The date of the report for these audited financials is August 10, 2010.  Since the engagement of Mr. Messineo and for the period ended December 31, 2009, we have not had any disagreements with him on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with his reports. Mr. Messineo’s report on the financial statements for year end 2009 does not contain an adverse opinion or a disclaimer of opinion, and is not qualified or modified as to uncertainty, audit scope, or accounting principles except that the report includes an opinion that expressed substantial doubt at to the Company’s ability to continue as a going concern.

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below.  Our By-Laws provide for not less than one and not more than fifteen directors.  All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 3.0 Directors and Executive Officers

Name	Age	Position
Brian Kistler	54	President, Secretary and Chairman of the Board of Directors (1)

(1)

Mr. Kistler will serve as a director until the next annual shareholder meeting. He is also currently the President and Chairman of the Board of Directors of Freedom Energy Holdings, Inc., a Maryland corporation whose symbol is FDMF and whose quotations are listed on the Pink Sheets.

Background of Executive Officers and Director

Mr. Kistler has extensive work history in the financial services industry. He began working at the securities firm Edward Jones in 1987 and over five (5) years increased his assets under management to $45 million dollars. Mr. Kistler then joined Linsco/Private Ledger in 1992, an independent broker/dealer firm, where he worked as an independent contractor. In 1994 he was recruited by broker/dealer Hilliard Lyons to develop the northeast area of Indiana. During his time at Hilliard/Lyons, Mr. Kistler had assets under management of nearly $100 million dollars. In 1999 Mr. Kistler was hired by Raymond James & Associates to manage their recently acquired Fort Wayne, Indiana office. Subsequently, he became the manager of nine (9) Raymond James offices in Indiana. Mr. Kistler’s responsibilities included managing fifty-three employees with client assets under management in excess of one billion dollars. During his time as manager, the revenues and assets under management grew substantially as a direct result of Mr. Kistler’s ability to recruit, retain and train high quality financial advisors. Mr. Kistler retired from his position with Raymond James in December 2005 to focus on the development of Freedom Energy Holdings, Inc. Freedom Energy Holdings, Inc. is an ongoing operation with total revenues for the six months ending June 30, 2010 of $177,415.

Freedom Energy Holdings, Inc.’s primary business focus is in the promotion of its proprietary technology, KC 9000®, both domestically and internationally. Our company is an authorized seller of KC 9000®; however, we are able to offer crude oil treatment products made available by other non-related companies. To date, we have chosen to only market KC 9000®, and currently do not have any other selling agreements with any other company.

Mr. Kistler is also the President of New Opportunity Business Solutions, Inc (NOBS), a business consulting company. Currently, NOBS only has two clients that require approximately 5 hours per month of Mr. Kistler time and attention and will not detract from his ability to oversee our company’s operations.

Mr. Kistler is the founder of the Company and will serve as a Director and as its Chief Executive Officer. He was appointed to these positions on October 9, 2009.  We believe that Mr. Kistler’s experience in the securities industry as well as the managerial skills he developed during such tenure provide ample qualification for Mr. Kistler to serve as an officer and director for our Company. As a

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result of his duties and responsibilities with Freedom Energy Holdings, Inc., Mr. Kistler intends to devote approximately 10 hours per week to the development of our business.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the executive officers who served at the end of the fiscal years December 31, 2009, for services rendered in all capacities to us.  The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”  Currently, we have no employment agreements with any of our Directors or Officers.  All of our directors are unpaid.  Compensation for the future will be determined when and if additional funding is obtained.

Table 4.0 Summary Compensation

Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Other
				Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compen-	Stock	Underlying	Payouts	Compen-
Name and principal position	Year	($)	($)	sation ($)	Award(s) $	Options/SARS	($)	sation ($)
Brian Kistler (1), President,	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Secretary and Chairman of the
Board of Directors

(1)

There is no employment contract with Mr. Kistler at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future.

Compensation Committee Interlocks and Insider Participation

Currently, our Board of Directors consists of Mr. Brian Kistler. We are not actively seeking additional board members at this time.  At present, the Board of Directors has not established any committees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of September 20, 2010, and our officers and directors, individually and as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable.  Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (See “Selling Security Holders”) have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 5.0 Beneficial Ownership

Amount and Nature of Beneficial Ownership Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Brian Kistler 531 Airport North Office Park Fort Wayne, Indiana 46825	6,000,000	6,000,000	60%	60%

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Common Stock	All Executive Officers and Directors as a Group (1)	6,000,000	6,000,000	60%	60%

(1) The percentages are based on a Before-Offering total of 10,000,000 shares of common stock issued and outstanding as of the date of this prospectus and assume all of the 4,000,000 shares of our selling security holders’ shares will be sold.

Transactions with Related Persons, Promoters and Certain Control Persons

Since inception, the cash account was maintained through the personal ledger account of the majority shareholder of Titan Holdings Group, Inc., Brian Kistler, who is the CEO, and sole director of Titan Holding Group, Inc.    During the period, from inception, advances have been made for the Company by the majority shareholder, Brian Kistler, for cash flow funding.  The amounts advanced were temporary in nature, a demand note with no repayment terms and is non-interest bearing.  The following table indicates the dates and amounts of capital advanced.

Month Advanced	Amount
October 2009	$1,500.00
November 2009	-0-
December 2009	-0-
January 2010	$900.00
February 2010	$1,080.00
March 2010	$3,522.27
April 2010	$5,864.85
May 2010	$2,678.37
June 2010	$1,355.51

 As the result of profit made, the balance due from Brian Kistler to the Company at the year ended December 31, 2009 was $1,439 and as a result of losses, $16,901 was due to Brian Kistler as of June 30, 2010.

Director Independence

We do not presently have any independent directors.  We consider independent directors to be individuals who are not employed by the Company in any capacity and who do not have any equity ownership interest in the Company.  Our Board of Directors is comprised of our President, Brian Kistler who also serves as our Secretary/ Treasurer.  Mr. Kistler is currently majority shareholder of the company’s common equity. We intend to seek independent directors for our board of directors when the market conditions improve and we are able to provide compensation for our board of director members.

Item 12. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Articles of Incorporation do include a provision under Article VIII, to permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Our By-Laws, Article VII, Section 4, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Titan Holding Group, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

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TITAN HOLDING GROUP, INC. (A Development Stage Entity) INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at December 31, 2009 (audited) and June 30, 2010 (unaudited)	F-3

Statements of Operations for the year ended December 31, 2009 (audited)
and the three and six months ended June 30, 2010 (unaudited)	F-4

Statements of Changes in Shareholders’ Equity for the year ended December 31, 2009 (audited)
and the three and six months ended June 30, 2010 (unaudited)	F-5

Statements of Cash Flows for the year ended December 31, 2009 (audited)
and the three and six months ended June 30, 2010 (unaudited)	F-6

Notes to Financial Statements	F-7

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Titan Holding Group, Inc.

I have audited the accompanying balance sheet of Titan Holding Group, Inc. ("the "Company"), a development stage entity, as of December 31, 2009, and the related statements of operations, shareholder’s equity and cash flows for the period October 9, 2009 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Titan Holding Group, Inc. is not required to have, nor was I engaged to perform an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titan Holding Group, Inc. as of December 31, 2009, and the results of their operations and their cash flows for the period October 9, 2009 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has limited operations and has not attained sufficient capital to commence its’ operating plan.  This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Peter Messineo, CPA

Palm Harbor FL

August 10, 2010

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TITAN HOLDING GROUP, INC. (A Development Stage Entity) BALANCE SHEET
		June 30,		December 31,
		2010		2009
		(unaudited)		(audited)

Assets
Current assets:
Cash	$	----	$	----
Account receivable, related party (Note 3)		----		1,439
Total current assets		----		1,439

Total assets	$	----		$1,439

Liabilities and Shareholder Equity
Current Liabilities
Trade payable, related party (Note 3)		16,901		----
Total current liabilities		16,901		----

Total liabilities		16,901		----

Shareholders’ equity (Notes 5 & 8)
Preferred stock, $.0000001 par value Authorized 250,000,000 shares
-0- shares issued and outstanding		----		----
Common stock, $.0000001 par value Authorized 50,000,000,000 shares
6,000,000 and 6,000,000 issued and outstanding, respectively		1		1
Addition paid-in capital		----		----
Accumulated deficit / Retained earnings during development stage		(16,902)		1,438

Total shareholder’s equity (deficit)		(16,901)		1,439
Total liabilities and shareholder’s equity	$	----		$1.439

See accompanying notes to financial statements

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TITAN HOLDING GROUP, INC. (A Development Stage Entity) STATEMENT OF OPERATIONS
			October 9, 2009
	June 30, 2010		(inception)
	Three Months	Six Months	December 31,
	Ended	Ended	2009
	(unaudited)	(unaudited)	(audited)
Revenue:
Net Sales	$550	$1,095	$9,276

Total revenue	550	1,095	9,276

Costs and expenses:
Cost of revenues	-	284	5,652
Marketing samples	1,207	10,353	-
Professional	-	-	1,501
Rents	3,600	5,400	-
Selling, general & administrative	1,533	2,498	685
Research & development	-	900	-
Total operating expenses	6,340	19,435	7,838
Income (Loss) from operations	(5,790)	(18,340)	1,438

Income tax provision (Note 4)	-	-	-
Net income (loss)	$(5,790)	$(18,340)	$1,438

Income (loss) per common shares basic and diluted	$(0.00)	$(0.00)	$0.00
Basic and diluted weighted average number of
common shares outstanding	6,000,000	6,000,000	6,000,000

See accompanying notes to financial statements

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TITAN HOLDING GROUP, INC. (A Development Stage Entity) STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

							Additional		Retained
	Preferred Stock			Common Stock			Paid-in		Earnings
	Shares		Par Value	Shares		Par Value	Capital		(Deficit)		Total
Balance at October 9, 2009 (inception)	---	$	---	---	$	---	---	$	---	$	---
Issuance of common stock in payment of organization expenses on behalf of the Company, October 9, 2009 at $.0000001 per share (par) (Note 5)	---		---	6,000,000		1	---		---		1
Net Income	---		---	---		---	---		1,438		1,438
Balance at December 31, 2009	---		---	6,000,000		1	---		1,438		1,439

Net Loss (unaudited)	---		---	---		---	---		(18,340)		(18,340)
Balance at June 30, 2010 (unaudited)	---		---	6,000,000		1	---		(16,902)		(16,901)

See accompanying notes to financial statements

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TITAN HOLDING GROUP, INC. (A Development Stage Entity) STATEMENT OF CASH FLOWS
			October 9, 2009
			(Inception)
		Six Months	Through
		Ended	December 31,
		June 30, 2010	2009
		(unaudited)	(audited)
Cash flows from operating activities:
Net income (loss)		$(18,340)	$1,438
Adjustments to reconcile net loss to net cash
Provided by (used in) operating activities:
Account receivable		1,439	(1,439)
Trade payable		16,901	---
Net cash used in operating activities		---	---
Cash flows from investing activities:
Net cash used in
investing activities		---	---
Cash flows from financing activities:

Proceeds from stock sales		---	1
Net cash provided by
financing activities		---	1
Net change in cash and
cash equivalents		---	---
Cash and cash equivalents:
Beginning of period		---	---
End of period	$	---	---

See accompanying notes to financial statements

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TITAN HOLDING GROUP, INC

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

NOTE 1. Nature of Business

ORGANIZATION

Titan Holding Group, Inc., a Florida corporation, (the "Company").  The Company provides marketing of KC 9000® primarily to independent producers, refiners of petroleum products and other market participants located in the Midwest of the United States of America (the “U.S.”). Historically, we conducted initial marketing and sales activities to take advantage of opportunities related to time, location and quality of various crude oil treatment projects. We have conducted our operations primarily in Kansas with a focus on global marketing opportunities.

The Company is headquartered in Fort Wayne, Indiana.

NOTE 2. Significant Accounting Policies

GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the periods ended June 30, 2010; (b) the financial position at June 30, 2010, and (c) cash flows for six month period June 30, 2010, has been made.

Operating results for the period ended June 30, 2010 is not necessarily indicative of the results that may be expected for the entire year.

CASH

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at December 31, 2009 or June 30, 2010.

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DEFERRED INCOME TAXES AND VALUATION ALLOWANCE

The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

SHARE-BASED EXPENSES

FASB ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities.  The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists.  A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies.  If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity the Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

RECENTLY IMPLEMENTED STANDARDS

In June 2009, the FASB issued new accounting guidance that established the FASB Accounting Standards Codification (“Codification”), as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the Codification did not have an effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

NOTE 3. BALANCE SHEET COMPONENTS

RECIEVABLES AND PAYABLES TO RELATED PARTY

Since inception, the cash account was maintained through the accounts of an inactive LLC (Freedom Formulations, LLC), wholly-owned by the sole shareholder of Titan Holdings Group, Brian Kistler.   Gross sales are owed to Titan Holding Group, net of amounts paid out for product from this account.  During the period, from inception, advances have been made to the Company by the sole shareholder for cash flow funding.  The amounts advanced are temporary in nature, demand notes with no repayment terms and is non-interest bearing.  Management will review this arrangement, in future period, to determine if terms are required to be formalized to reflect the economic relationship.  The balance due from the related party to the Company at the year ended December 31, 2009 was $1,439 and $16,901 was due to the related party as of June 30, 2010.

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NOTE 4. INCOME TAXES

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of December 31, 2009 the Company had minimal profit and for the six months ending June 30, 2010, the Company incurred losses of $10,199.   The net operating loss in the amount of $8,761, resulting from operating activities, result in deferred tax assets of approximately $3,200 at the effective statutory rates.  The deferred tax asset has been off-set by an equal valuation allowance.

NOTE 5. SHAREHOLDERS' EQUITY

COMMON STOCK

The authorized common stock of the Company consists of 50,000,000,000 shares with a par value of $0.0000001.  The Company issued 6,000,000 shares to its’ sole shareholder on October 9, 2009 (date of inception) at a par value of $.60.   No other shares have been issued to date.  There were 6,000,000 and 6,000,000 shares of common stock issued and outstanding at December 31, 2009 and at June 30, 2010.

PREFERRED STOCK

The authorized preferred stock of the Company consists of 250,000,000 shares with a par value of $0.0000001.  The Company has no preferred stock issued or outstanding.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings Per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2009 since inception and at June 30, 2010.  As of December 31, 2009 and at June 30, 2010, the Company had no dilutive potential common shares.

NOTE 6. COMMITMENTS AND CONTINGENCY

LEASE ARRANGEMENTS

The Company rents office space in Indiana under an operating lease agreement which is to expire in January 31, 2011.

Rent expense for the year ended December 31, 2009 and for the six months ended June 30, 2010 was $-0- and $5,400, respectively.

The minimum annual rent payable under such leases approximates the following:

Year Ending December 31,
2009	$0.00
2010	10,800
2011	900
$11,700

NOTE 7. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 8. SUBSEQUENT EVENTS

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As of July 31, 2010 the Company sold 4,000,000 shares of its common stock par value $0.0000001 to forty non-affiliated shareholders at a price of $0.00001 per share. Total gross proceeds from the sale were Forty Dollars ($40.00).

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
Resale Offering
DESCRIPTION OF SECURITIES TO BE REGISTERED
INTEREST OF NAMED EXPERTS AND COUNSEL
INFORMATION WITH RESPECT TO THE REGISTRANT
Description of Business
Description of Property
Legal Proceedings
Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters
Reports to Security Holders
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Our Business
Results of Operation
Liquidity & Capital Resources
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
Directors and Executive Officers
Executive Compensation
Compensation Committee Interlocks and Insider Participation
Security Ownership of Certain Beneficial Owners and Management
Transactions With Related Persons, Promoters and Certain Control Persons
Director Independence
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
INDEX TO FINANCIAL STATEMENTS

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DEALER PROSPECTUS DELIVERY OBLIGATION

Until

 (90 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses payable by Titan Holding Group, Inc. in connection with the sale of the securities being registered.  We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.  All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$5.58
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$0.00
Accounting Fees and Expenses	$2,500.00
Legal Fees and Expenses	$7,500.00
Transfer Agent’s Fees and Expenses	$2,000.00
Miscellaneous	$5,000.00
Total	$17,005.58

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation, Article X, permits the corporation to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense.

In addition, our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification.  We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

CODE OF ETHICS

We have adopted a code of ethics as of October 2009 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission an in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

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WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission.  You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference facilities.  Our SEC filings will be available to you free of charge at the SEC’s web site at www.sec.gov.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of Titan Holding Group, Inc.’s common stock without registration during the last three years.  No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.  The following securities of Titan Holding Group, Inc. were issued by THG within the past three (3) years and were not registered under the Securities Act of 1933: The shares of our common stock were issued pursuant to Section 4(2) of the Securities Act of 1933 and the exempt transaction provisions of applicable state law.   All shareholders in our Section 4(2) offering are sophisticated investors who are personally known by our president, Brian Kistler.  Each shareholder had sufficient knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or was otherwise able to bear the economic risks of an investment in our company.  Additionally, each shareholder was provided with access to the type of information about our company that would normally be provided in a prospectus.  Finally, the shareholders agreed not to resell or distribute the securities to the public and were aware that each certificate representing shares of our common stock would bear a restrictive transfer legend to prevent any unauthorized distribution.

Name of Stockholder	Shares Received	Date Shares Sold	Consideration
Brian Kistler	6,000,000	10/09/09	$0.60
Jeremy Kistler	100,000	07/25/10	$1.00
Sarah Kistler	100,000	07/25/10	$1.00
Joseph Kistler	100,000	07/25/10	$1.00
Kelli Kistler	100,000	07/25/10	$1.00
Lorraine Mettler	100,000	07/25/10	$1.00
David Cupp	100,000	07/25/10	$1.00
Teresa Cupp	100,000	07/25/10	$1.00
Duane Kistler	100,000	07/25/10	$1.00
Debra Kistler	100,000	07/25/10	$1.00
Stan K. Kistler	100,000	07/25/10	$1.00
Karen S. Kistler	100,000	07/25/10	$1.00
Robert W. Carteaux Sr.	100,000	07/25/10	$1.00
Donna Carteaux	100,000	07/25/10	$1.00
Robin W. Hunt	100,000	07/25/10	$1.00
Kim Hunt	100,000	07/25/10	$1.00
Brett Holtom	100,000	07/25/10	$1.00
Deborah M. Martin	100,000	07/25/10	$1.00
Bruce W. Miller	100,000	07/25/10	$1.00
Michael J. Roselle	100,000	07/25/10	$1.00
Mark B. Newbauer	100,000	07/25/10	$1.00

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Gregory K. Fields	100,000	07/25/10	$1.00
Francis E. Carteaux	100,000	07/25/10	$1.00
Korinda Walls	100,000	07/25/10	$1.00
Jeffrey Walls	100,000	07/25/10	$1.00
Lynette E. Johnson	100,000	07/25/10	$1.00
N. Ellis Johnson	100,000	07/25/10	$1.00
Floyd A. Lancia	100,000	07/25/10	$1.00
Paul A. Truesdale	100,000	07/25/10	$1.00
Marguerite Truesdale	100,000	07/25/10	$1.00
James Lancia	100,000	07/25/10	$1.00
Matthew J. Lancia	100,000	07/25/10	$1.00
Ralph Katz	100,000	07/25/10	$1.00
Elizabeth M. Waldorf	100,000	07/25/10	$1.00
Mary P. Ellis	100,000	07/25/10	$1.00
Richard B. Ellis	100,000	07/25/10	$1.00
Paul H. Shroeder	100,000	07/25/10	$1.00
Robert J. Assaley	100,000	07/25/10	$1.00

Robert W. Carteaux Jr.

         100,000

         07/25/10

     $1.00

Brad Augsburger	100,000	07/25/10	$1.00

Wanda Augsburger

         100,000

         07/25/10

     $1.00

Item 16. Exhibits and Financial Statement Schedules. The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.  All Exhibits are attached hereto unless otherwise noted

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws
5	Opinion Regarding Legality and Consent of Counsel: by Clifford J. Hunt, Esq.
10.1	Kistler Demand Note dated October 9, 2009
10.2	Sales Representative Agreement dated October 9, 2009
14	Code of Ethics
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by Peter Messineo, C.P.A.

Item 17. Undertakings.

(a) Rule 415 Offering.  The undersigned registrant hereby undertakes to:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the

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aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(2)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b)

Request for Acceleration of Effective Date.  Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Wayne, State of Indiana, on November 3, 2010.

(Registrant)

TITAN HOLDING GROUP, INC.

By:  /s/ Brian Kistler

Brian Kistler, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Brian Kistler Brian Kistler	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Secretary, Chairman of the Board of Directors	November 3, 2010